AMENDMENT dated February 1, 1989, of a certain Custodian Agreement dated December 2, 1986, (the "Custodian Agreement") between LBVIP Series Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian").

                                WITNESSETH:

WHEREAS, the Fund and the Custodian desire to amend the Custodian Agreement in order to provide for the lending of securities;

NOW, THEREFORE, the Fund and the Custodian hereby agree that said Custodian Agreement shall be amended by adding the following new Section 15:

Loans Of Securities. As directed in writing by the Fund, the Custodian shall participate in a securities lending program sponsored and administered by the Custodian (the "Program"), and in connection therewith, the Custodian is authorized to release and deliver securities and return collateral received for loaned securities in accordance with the provisions of the Securities Lending Authorization Agreement between the Custodian and the Fund.

IN WITNESSETH WHEREOF, the Fund and the Custodian have caused this amendment to be executed and their seals affixed by their duly authorized representative, as of the day and the year first above written.

                                          LBVIP Series Fund, Inc.
                                          ----------------------------------

ATTEST:  /s/ James M. Odland               By:  /s/ Otis F. Hilbert
         ------------------------               ---------------------------
Title:   Assistant Secretary               Title: Vice President and
Secretary
         ------------------------                ---------------------------

                                           STATE STREET BANK AND TRUST
COMPANY
ATTEST:  /s/ M.E.Hogue                      By:  /s/ T.B.Hageet
         ------------------------               ---------------------------
Title:   Assistant Secretary               Title: Vice President and
Secretary
         ------------------------                ---------------------------



exhib8c